Exhibit 99.1

FOR IMMEDIATE RELEASE

PRB ENERGY, INC.

PRB RECEIVES DELISTING NOTICE FROM AMEX

Denver, Colorado – April 1, 2008 – PRB Energy, Inc. (“PRB” or the “Company”) (AMEX:PRB) today announced that the Company received notice from the American Stock Exchange (the “Amex”) indicating that PRB no longer complies with the Amex’s continued listing standards, and accordingly, the Amex intends to immediately file a delisting application with the Securities and Exchange Commission to strike PRB’s common stock from the Amex.  PRB filed for Chapter 11 protection on March 6, 2008.

The notice stated that PRB is not in compliance with Section 1003(a)(iv) of the Amex Company Guide in that PRB has sustained losses which are so substantial in relation to its overall operations or its existing financial resources, or its financial condition has become so impaired that it appears questionable, in the opinion of the Amex, as to whether PRB will be able to continue operation and/or meet its obligation as they mature.  In addition, the notice stated that PRB is subject to delisting under Section 1002(b) of the Amex Company Guide because, in the opinion of the Amex, the extent of public distribution or the aggregate market value of PRB’s stock has become so reduced as to make further dealings on the Amex inadvisable.

Upon PRB’s delisting of common stock from the Amex, PRB believes its securities are eligible to trade on the Over-the-Counter Bulletin Board. There is no assurance that such trading will occur.

ABOUT PRB ENERGY, INC.

Since commencing operations in January 2004, PRB Energy has evolved into an exploitation and development company with activities in the Rocky Mountain States.  The Company is vertically integrated, combining upstream exploitation and production as well as midstream gathering and processing for, primarily, its own production.  This model is intended to increase PRB Energy’s access to and acquisition of high-potential development properties at attractive prices delivers cost savings.

FORWARD LOOKING STATEMENTS

This press release may include certain forward-looking statements including, without limitation, statements regarding the Company’s belief that its common stock will be eligible to trade on the Over-the-Counter Bulletin Board.  Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties and other factors that are difficult to predict and many of which are beyond management’s control such as commodity prices, weather, governmental regulation and operational hazards.  An extensive list of factors that can affect future results are discussed in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.  The Company undertakes no obligation to update or revise any forward-looking statements to reflect new information or events.

Company Contact:

PRB Energy, Inc.

William F. Hayworth, President and CEO

(303) 308-1330

investors@prbenergy.com